Exhibit 99.1

Contact:

investorrelations@smith-wesson.com

(413) 747-3448

Smith & Wesson Announces Two New Appointments to Board of Directors

SPRINGFIELD, Mass., May 3, 2021 — Smith & Wesson Brands, Inc. (NASDAQ Global Select Market: SWBI), a leader in firearm manufacturing and design, today announced that the Board of Directors has appointed Fred M. Diaz, former President and CEO of Mitsubishi Motors North America, Inc., and Denis G. Suggs, CEO of LCP Transportation LLC, to the Board of Directors.

“We are pleased and excited to welcome Fred and Denis as new independent directors to the Smith & Wesson Board of Directors,” said Robert L. Scott, Chairman of the Board. “They both have very impressive backgrounds and are joining Smith & Wesson at an exciting time as we continue to execute our strategy to drive profitability and value for our stockholders. Both Fred and Denis bring a wealth of knowledge, experience, and perspective to the Board, and we look forward to their contributions.”

With the addition of Mr. Suggs and Mr. Diaz, the company’s Board of Directors now consists of eight directors, seven of whom are independent. At this time, neither Mr. Diaz nor Mr. Suggs have been added to any of the Board’s committees.

About Fred M. Diaz

Mr. Diaz, 55, served as President and Chief Executive Officer of Mitsubishi Motor North America, Inc. from 2018 to 2020 and as General Manager, Performance Optimization Global Marketing and Sales of Mitsubishi Motors Corporation in Tokyo, Japan from 2017 to 2018. Mr. Diaz served in various executive level positions with Nissan North America Inc. for four years and Chrysler Corporation LLC for 24 years as the President and Chief Executive Officer of both the Ram Truck Brand and Chrysler of Mexico. Mr. Diaz currently serves on the board of directors of SiteOne Landscape Supply, Inc., a publicly owned company that is the largest and only national wholesale distributor of landscaping products in the United States and Canada. Mr. Diaz received a bachelor’s degree from Texas Lutheran University and an MBA from Central Michigan University.

About Denis G. Suggs

Mr. Suggs, 55, has served as the Chief Executive Officer of LCP Transportation LLC, a non-emergency medical transportation provider, since 2020 and as President and Chief Executive Officer of Strategic Materials, Inc., a glass recycler, from 2014 to 2020. Mr. Suggs previously served in executive capacities with Belden, Inc., Danaher Corporation, and Public Storage Inc. Mr. Suggs currently serves on the board of Patrick Industries, a publicly owned company that is a major manufacturer of components, building products, and materials for the recreational vehicle, marine, manufactured housing, and industrial markets in the United States and Canada. Mr. Suggs received a bachelor’s degree from North Carolina State University and an MBA from Duke University.

About Smith & Wesson Brands, Inc.

Smith & Wesson Brands, Inc. (NASDAQ Global Select: SWBI) is a U.S.-based leader in firearm manufacturing and design, delivering a broad portfolio of quality handgun, long gun, and suppressor products to the global consumer and professional markets under the iconic Smith & Wesson®, M&P®, and Gemtech® brands. The company also provides manufacturing services, including forging, machining, and precision plastic injection molding services. For more information call (844) 363-5386 or visit www.smith-wesson.com.